UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2020

Uniti Group Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10802 Executive Center Drive Benton Building Suite 300 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UNIT	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On February 5, 2020, Uniti Group Inc. (the “Company,” Uniti,” “we,” “us,” or “our”) provided the following information in an offering memorandum related to the offering of $1.75 billion aggregate principal amount of senior secured notes due 2025 (the “New Secured Notes”) described below.

Windstream Developments

Windstream Holdings, Inc. (“Windstream Holdings” and, together with its subsidiaries, “Windstream”) is the lessee of certain telecommunications network assets, including fiber and copper networks and other real estate, pursuant to a long-term exclusive triple-net lease with us (the “Master Lease”) and, therefore, is presently the source of a substantial portion of our revenues. In recent years, Windstream has experienced annual declines in its total revenue, sales and cash flow, and has had its credit ratings downgraded by nationally recognized credit rating agencies multiple times.

Prior to its bankruptcy filing described below, Windstream was involved in litigation with an entity who acquired certain Windstream debt securities and thereafter issued a notice of default as to such securities relating to the Spin-Off. Windstream challenged the matter in federal court and a trial was held in July 2018. On February 15, 2019, the federal court judge issued a ruling against Windstream, finding that its attempts to waive such default were not valid; that an “event of default” occurred with respect to such debt securities; and that the holder’s acceleration of such debt in December 2017 was effective. In response to the adverse outcome, on February 25, 2019, Windstream filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York and is currently operating as a “debtor in possession” under supervision of the Bankruptcy Court.

During the first half of 2019, Windstream’s CEO stated that it was evaluating all options as part of the Chapter 11 reorganization process regarding the Master Lease, including renegotiation, recharacterization and rejection of the Master Lease. As further described below, on July 25, 2019, in connection with Windstream’s bankruptcy, Windstream Holdings and Windstream Services, LLC (“Windstream Services”) filed a complaint with the U.S. Bankruptcy Court for the Southern District of New York in an adversary proceeding against Uniti and certain of its affiliates, alleging, among other things, that the Master Lease should be recharacterized as a financing arrangement, that certain rent payments and tenant capital improvements made by Windstream under the Master Lease constitute constructive fraudulent transfers, that the Master Lease is a lease of personal property and that Uniti breached certain of its obligations under the Master Lease. As further described below, an adverse determination in the adversary proceeding with Windstream could materially adversely affect our results of operations, liquidity and financial condition (including our ability to satisfy our obligations under the New Secured Notes and our existing secured and unsecured notes) and our status as a REIT.

Rejection. In bankruptcy, Windstream has the option to assume or reject the Master Lease. Because the Master Lease is a single indivisible Master Lease with a single rent payment, it must be assumed or rejected in whole and cannot be sub-divided by facility or market. A significant amount of Windstream’s revenue is generated from the use of our network included in the Master Lease, and we believe that the Master Lease is essential to Windstream’s operations. Furthermore, Windstream is designated as a “carrier of last resort” in certain markets where it utilizes the Master Lease to provide service to its customers, and we believe Windstream would require approval from the applicable Public Utility Commission and the Federal Communications Commission to cease providing service in those markets. As a result, although we can provide no assurances, we believe the probability of Windstream rejecting the Master Lease in bankruptcy to be remote. A rejection of the Master Lease, or even a temporary disruption in payments to us, would require us to fund certain expenses and obligations (e.g., real estate taxes, insurance and maintenance expenses) to preserve the value of our properties and avoid the imposition of liens on our properties and could impact our ability to fund other cash obligations, including dividends necessary to maintain REIT status, non-essential capital expenditures and our debt service obligations and could otherwise affect our ability to maintain REIT status.

In connection with the mediation (discussed below under “—Mediation”), Uniti agreed to an extension of the assumption deadline for the Master Lease to December 7, 2019, and subsequently agreed to extend such deadline to the date that is ninety calendar days following entry by the Bankruptcy Court of an order resolving Windstream’s recharacterization claim. See “—Recharacterization / Pending Master Lease Litigation” below. In exchange, Windstream provided certain assurances regarding the continued payment of rent pursuant to the Master Lease during this extension period and, following the expiration of the extension period, Windstream has undertaken that it will continue to make payments under the Master Lease as they come due, unless and until Windstream obtains an order from the Bankruptcy Court permitting cessation of such payments.

A rejection of the Master Lease by Windstream could result in an “event of default” under our credit agreement if we are unable to enter into a replacement lease that satisfies certain criteria set forth in the credit agreement within ninety (90) calendar days and we do not maintain pro forma compliance with a consolidated secured leverage ratio, as defined in the credit agreement, of 5.00 to 1.00. An acceleration of debt under our senior secured credit facilities due to an uncured “event of default” under our credit agreement would also result in an “event of default” under the terms of the New Secured Notes and our existing secured and unsecured notes. Such an “event of default” would give the holders of the applicable debt obligation the right to accelerate our repayment obligations relating to such debt.

Our credit agreement prohibits us from amending the Master Lease in a manner that, among other provisions, pro forma for any such amendment, would result in our consolidated secured leverage ratio exceeding 5.00 to 1.00, and management has no intention to enter into a lease amendment that would violate our debt covenants. However, it is difficult to predict what could occur in Windstream’s bankruptcy restructuring, including as a result of the adversary proceeding brought by Windstream related to the Master Lease.

Mediation. Uniti, Windstream and Windstream’s creditors have been engaged in mediation in the Windstream bankruptcy to resolve claims brought by Windstream against Uniti. These discussions have involved various proposals by us and Windstream to resolve all claims.

On November 12, 2019, Windstream issued a press release that disclosed the terms of our most recent proposal and its most recent proposal. Our proposal at such time included (i) funding $1.75 billion of growth capital investments (“Growth TCI”) in the leased property, which would lead to increased rent at a rate of 8% of the amount of the investment in the first year following the investment and thereafter increasing each year to an amount equal to 100.5% of the prior year’s amount and (ii) the payment by us of $250 million in cash up front, including to acquire certain assets. Windstream’s proposal sought $700 million in cash, including to acquire certain assets, and 19.9% of our outstanding common stock in addition to the Growth TCI. Since then, we have modified our proposal to include the Growth TCI, $400 million in cash, payable either in whole upon Windstream’s emergence from bankruptcy or over five years, with interest. Our proposal also contemplates splitting the lease into two leases (for ILECs and CLECs), with the aggregate rent unchanged during the initial term compared to current rent, adding Windstream Services and other subsidiaries as parties to the lease, and including certain financial covenants applicable to Windstream. In addition, we would sell 19.99% of our outstanding common stock to certain investors and use the proceeds to fund an additional cash payment to Windstream. The proposals we have exchanged with Windstream to date are not binding and we cannot provide any assurance as to Windstream’s ability or willingness to perform its obligations under the existing or any renegotiated Master Lease if we do reach a negotiated resolution.

We are committed to seeking a successful resolution that would involve release of all claims against us and continuation of the lease. Discussions among the parties to the mediation continue but, to date, no agreement has been reached, and we cannot predict if or when an agreement will be reached or what its impact or terms would be. Although we believe that a successful renegotiation of the Master Lease is in the interests of all parties, any such resolution could result in transfers of value to Windstream that could adversely affect our consolidated results of operations, liquidity, and financial condition.

Recharacterization / Pending Master Lease Litigation. On July 25, 2019, in connection with Windstream’s bankruptcy, Windstream Holdings and Windstream Services filed a complaint with the U.S. Bankruptcy Court for the Southern District of New York against Uniti and certain of its affiliates, alleging¸ among other things, that (1) the Master Lease should be recharacterized as a financing arrangement, (2) rent payments and tenant capital improvements made by Windstream under the Master Lease since at least the third quarter of 2017 constitute constructive fraudulent transfers, (3) the Master Lease is a lease of personal property and (4) Uniti has breached its non-competition obligations to Windstream under the Master Lease, each of which allegations is discussed in more detail below. The trial for the recharacterization claim is scheduled to begin on March 2, 2020.

Recharacterization. Windstream asserts that the Master Lease should be recharacterized as a financing arrangement. If the Master Lease were recharacterized as a financing arrangement, Windstream has argued that Windstream should be deemed the true owner of the property subject to the Master Lease, and Uniti should be treated as a creditor of Windstream rather than as a landlord. In evaluating a recharacterization claim, the Bankruptcy Court will look to assess, among other things, the “economic realities” of the transaction and may reach conclusions notwithstanding positions previously taken by Windstream or Uniti as to the nature of the Master Lease, whether publicly or otherwise. In assessing claims for recharacterization of a transaction involving a lease, bankruptcy courts have previously considered such factors as (i) whether the lessor retains residual value at the termination of the lease, (ii) whether “rental” payments were calculated to compensate the lessor for the use of the property, or were structured for another purpose, such as providing a specific return on investment, (iii) whether in a sale-leaseback transaction the purchase price charged for the assets related to the fair market value of the assets or a substantially different amount, such as the amount of financing required by the lessee, (iv) whether the property was purchased specifically for the lessee’s use, (v) whether structuring the transaction as a lease conveyed tax advantages for the parties, and (vi) who bears the risk and benefits of ownership, including whether the lessee retains obligations typically associated with ownership, such as responsibility for property taxes and insurance. Because any determination by the Bankruptcy Court will involve complex factual and legal analysis, including with respect to the factors described above, we cannot provide any assurances as to how the Bankruptcy Court may rule on these issues.

Were the Bankruptcy Court to hold that the Master Lease should be recharacterized as a financing arrangement, it could significantly affect or even eliminate current payments to us under the Master Lease and could significantly affect the ultimate treatment of our claims (including potentially through changing our status to that of a creditor that would share in creditor recoveries from the estate rather than receive rent payments). The Bankruptcy Court could determine that Windstream is the true owner of the property subject to the Master Lease, and we have argued that such property would be deemed to be owned by Windstream Holdings as the counterparty to the Master Lease and that Uniti would have a claim against Windstream Holdings that is secured by such property. Windstream has argued that such property would instead be owned by the operating subsidiaries that previously held it and that our claims would be against Windstream Holdings as the counterparty to the Master Lease. In such an event, the Bankruptcy Court would also determine if our claims are secured by an interest in the leased property. If the Bankruptcy Court were to determine that our claims are not secured by an interest in the leased property, our claims could be unsecured and structurally subordinated to the claims of creditors at Windstream Holdings’ subsidiaries, including Windstream Services. Windstream Services is the issuer of substantially all of Windstream’s debt obligations and certain of its operating subsidiaries guarantee such debt obligations. Were we to be treated as an unsecured creditor of Windstream Holdings, we would not be able to recover any value from Windstream Services or such other operating subsidiaries until all of their respective debt obligations have been satisfied and, in such event, our existing secured notes, the New Secured Notes and the respective guarantees of such notes would only be secured on a first-priority basis by certain of our assets that do not constitute the property subject to the Master Lease. In the event of such an adverse determination, our ability to meet our debt and other obligations could be materially impaired. In addition, recharacterization of the Master Lease as a financing arrangement, depending on the findings of fact and law of, and remedies applied by, the Bankruptcy Court, could affect the U.S. federal income tax treatment of the Master Lease, our status as a REIT and could materially adversely affect our consolidated results of operations, liquidity, and financial condition.

Constructive Fraudulent Transfer. Windstream alleges that rent payments and tenant capital improvements made by Windstream under the Master Lease since at least the third quarter of 2017 constitute constructive fraudulent transfers. If the constructive fraudulent transfer claim were successful, Uniti may be required to repay Windstream the amount of rent payments made by Windstream above fair market rent as determined by the Bankruptcy Court and the aggregate amount of all tenant capital improvements made by Windstream, in each case since the date on which the Bankruptcy Court found Windstream to have been insolvent. In its complaint in the adversary proceeding, Windstream alleges that it has paid approximately $366 million for tenant capital improvements under the Master Lease from the fourth quarter of 2017 through November 2019, in addition to making substantial rent payments. As any such calculation of fair market rent and any resulting damages would be a fact-intensive inquiry, it is not possible to provide a likely range of damages at this time, but any such damages award could materially adversely affect our consolidated results of operations, liquidity, and financial condition.

Master Lease for Personal Property. Windstream alleges that the Master Lease is a lease of personal property. If the Master Lease were determined to be a lease of personal property, the deadline for Windstream Holdings to assume or reject the Master Lease would be the confirmation of its plan of reorganization by the Bankruptcy Court, which would extend the deadline that would otherwise be applicable under the bankruptcy code if the Master Lease were treated as a lease of real property, and Windstream could seek from the Bankruptcy Court relief from its current performance obligations during the bankruptcy case. In addition, if the Master Lease were determined to be a lease of personal property, this could also impact our status as a REIT if the Internal Revenue Service were to determine that our gross income is not sufficiently derived from real property. On January 21, 2020, Windstream agreed to stay, without prejudice, its action seeking a determination that the Master Lease is a lease of personal property.

Breach of Contract. Windstream alleges that Uniti has breached its non-competition obligations to Windstream under the Master Lease and that Windstream is entitled to damages and/or an abatement of rent as a result of such breach, although no damages amount has been asserted. We believe this claim is without merit and in any event do not believe damages would be material.

While we intend to defend this matter vigorously, because the Bankruptcy Court has broad statutory and equitable powers and substantial discretion in applying its powers, there is a risk that the Bankruptcy Court could determine that the Master Lease should be recharacterized as a financing transaction, that rent payments and tenant capital improvements made by Windstream under the Master Lease will be deemed to constitute constructive fraudulent transfers, that the Master Lease will be determined to be a lease of personal property and/or that we will be found to be in breach of the Master Lease.

While the Windstream Master Lease litigation is still in its preliminary stages, it is difficult to predict what could occur in Windstream’s bankruptcy restructuring. However, any adverse determination or judicial decision on one or more of the claims against us could materially adversely affect our consolidated results of operations, liquidity, and financial condition or, in certain circumstances, cause us to file for voluntary Chapter 11 protection.

Credit Agreement Amendment and Limited Waiver

In connection with the offering of the New Secured Notes described below, we are seeking an amendment and limited waiver (the “amendment”) from our lenders under the credit agreement governing our senior secured credit facilities, to waive a potential event of default related to the receipt of a going concern opinion from our auditors for our 2019 audited financial statements. Our audit is ongoing, but in light of the uncertainty regarding Windstream and the Master Lease, unless there is a favorable resolution of such matters prior to the delivery of such audit report, we expect that our audit opinion with respect to our financial statements for the year ended December 31, 2019 will express such doubt as it did for the year ended December 31, 2018.

Pursuant to the proposed amendment, in addition to the restrictions imposed by Amendment No. 4 to our senior secured credit facilities, which will remain effective, during the pendency of Windstream’s bankruptcy and until certain other conditions are met, our ability under the credit agreement to incur indebtedness of non-guarantors will be further limited. The proposed amendment will also increase the interest rate on the revolving facility by 100 bps for each applicable rate, which, as amended, will bear interest at a rate equal to either a base rate plus an applicable margin ranging from 3.75% to 4.25% or a eurodollar rate plus an applicable margin ranging from 4.75% to 5.25%, in each case, calculated in a customary manner and determined based on our consolidated secured leverage ratio. For the amendment to become effective, we will be required to prepay a portion of the outstanding term loans under our senior secured credit facilities using the proceeds of the offering of the New Secured Notes, to prepay approximately $56.7 million of revolving loans and to terminate the related commitments in an amount equal to $57.6 million. We would also pay a fee to consenting lenders of 0.25% of the revolving commitment of each consenting lender after giving effect to such termination.

The closing of the offering of the New Secured Notes discussed below, as well as the effectiveness of the amendment, will be conditioned upon the receipt of executed consents from lenders holding a majority of revolving commitments and term loans (voting as a single of class) immediately after the use of proceeds of the offering of the New Secured Notes to repay a portion of the loans under the senior secured credit facilities. We have received consents from lenders that would, assuming completion of the offering and giving effect to the prepayment and termination described above, constitute the “required lenders.”

The information contained in this Item 7.01, including the exhibit attached hereto, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of Section 18 of the Exchange Act. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 8.01 Other Events

Secured Notes Offering

On February 5, 2020, the Company issued a press release announcing the offering of the New Secured Notes by its subsidiaries, Uniti Group LP, Uniti Fiber Holdings Inc., Uniti Group Finance 2019 Inc. and CSL Capital, LLC (the “Issuers”). The New Secured Notes will be guaranteed on a senior unsecured basis by the Company and on a senior secured basis by each of the Company’s subsidiaries (other than the Issuers) that guarantees indebtedness under the Company’s senior secured credit facilities (the “Subsidiary Guarantors”). The New Secured Notes and the subsidiary guarantees will be secured by first-priority liens on substantially all of the assets of the Issuers and the Subsidiary Guarantors (subject to certain exceptions), which liens will also ratably secure the Company’s existing secured notes and its senior secured credit facilities.

The Issuers intend to use the net proceeds from the offering to repay $1.65 billion of outstanding borrowings under the Company’s term loan facility and $56.7 million of outstanding borrowings under the Company’s revolving credit facility (and will terminate related revolving commitments in an amount equal to $57.6 million). In connection with the offering, and as described above, the Company is seeking consents to the amendment from the lenders under its senior secured credit facilities. The amendment will waive any potential default that would arise if the Company’s financial statements for 2019 include a “going concern” statement. As of the date hereof, the Company has consents from lenders that will constitute the required majority of lenders (after giving effect to the repayment and termination described above) to make the amendment effective.

The New Secured Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act or any applicable state securities laws. The New Secured Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

Certain statements in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended from time to time. Those forward-looking statements include all statements that are not historical statements of fact including those regarding the proposed offering of the notes.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “estimate(s),” “foresee(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to, the future prospects of our largest customer, Windstream Holdings, which, following a finding that it is in default of certain of its debt, on February 25, 2019, and along with all of its subsidiaries, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code; our ability to continue as a going concern if Windstream Holdings were to succeed in its recharacterization and fraudulent transfer claims against us, reject the master lease or be unable or unwilling to perform its obligations under the master lease, including its obligations to make monthly rent payments; the ability and willingness of our customers to meet and/or perform their obligations under any contractual arrangements entered into with us, including master lease arrangements; the ability of our customers to comply with laws, rules and regulations in the operation of the assets we lease to them; the ability and willingness of our customers to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant; the adverse impact of litigation affecting us or our customers; our ability to renew, extend or retain our contracts or to obtain new contracts with significant customers (including customers of the businesses that we acquire); the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms; the risk that we fail to fully realize the potential benefits of acquisitions or have difficulty integrating acquired companies; our ability to generate sufficient cash flows to service our outstanding indebtedness; our ability to access debt and equity capital markets; adverse impacts of changes to our business, economic trends or key assumptions regarding our estimates of fair value, including potential impacts of recent developments surrounding Windstream Holdings that could result in an impairment charge in the future, which could have a significant impact to our reported earnings; our ability to retain our key management personnel; the impact on our business or the business of our customers as a result of credit rating downgrades and fluctuating interest rates; adverse impacts of litigation or disputes involving us or our customers; our ability to retain our key management personnel; our ability to qualify or maintain our status as a real estate investment trust (“REIT”), including as a result of the effects of the recent event with respect to our largest customer, Windstream Holdings; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs, including the impact of the 2017 U.S. tax reform legislation; covenants in our debt agreements that may limit our operational flexibility; the possibility that we may experience equipment failures, natural disasters, cyber attacks or terrorist attacks for which our insurance may not provide adequate coverage; other risks inherent in the communications industry and in the ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments; and additional factors described in our reports filed with the SEC.

Uniti expressly disclaims any obligation to release publicly any updates or revisions to any of the forward-looking statements set forth in this Current Report on Form 8-K to reflect any change in its expectations or any change in events, conditions or circumstances on which any statement is based.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release issued February 5, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2020	UNITI GROUP INC.

	By:	/s/ Daniel L. Heard
		Name:	Daniel L. Heard
		Title:	Executive Vice President - General Counsel and Secretary